Exhibit 99.1

NEWS RELEASE
For Immediate Release
Contact: Alison Ziegler, Cameron Associates (212) 554-5469
alison@cameronassoc.com     www.americanecology.com

AMERICAN ECOLOGY ANNOUNCES RECORD REVENUE,
OPERATING INCOME AND DISPOSAL VOLUME FOR THIRD CONSECUTIVE YEAR

2008 Earnings Guidance Reflects 12% to 18% Operating Income Growth

Boise, Idaho – February 7, 2008 – American Ecology Corporation (NASDAQ: ECOL) today reported financial results for its fourth quarter and fiscal year ended December 31, 2007, with 2007 earnings per diluted share of $1.06.

Fourth Quarter Results

Net income was $4.9 million, or $0.27 per diluted share, for the fourth quarter of 2007, up 28% from net income of $3.8 million, or $0.21 per diluted share, earned in the fourth quarter of 2006. Operating income for the fourth quarter of 2007 increased 34% to $8.1 million, exceeding the $6.1 million of operating income earned in the fourth quarter of 2006.

Revenue for the fourth quarter of 2007 increased 21% to $45.9 million, up from $37.9 million in the same quarter last year. Waste volumes disposed at our Idaho, Nevada and Texas waste facilities in the fourth quarter of 2007 rose to a record 298,000 tons, an increase of 21% over the fourth quarter of 2006. Direct operating costs for the fourth quarter of 2007, which included rail and truck transportation expenses, variable costs for waste treatment additives, labor and benefits and disposal cell space amortization, rose 19% to $33.8 million, up from $28.5 million in the fourth quarter last year. The resulting operating leverage drove quarterly gross profit to $12.1 million in the fourth quarter of 2007, a 28% increase over gross profit of $9.4 million posted in the same quarter last year.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2007 were $3.9 million, or 9% of revenue, as compared to $3.4 million, also 9% of revenue, in the same quarter last year. The $548,000 increase in SG&A expenses reflects increased business activity, higher stock-based compensation expense, sales commissions, employee bonus compensation and administrative costs in support of the increased waste volumes received.

Other income was $241,000 for the fourth quarter of 2007 and consisted primarily of interest and royalty income. This compares to other income of $352,000 for the fourth quarter of 2006, which consisted of interest income, royalty income and proceeds from an easement agreement.

The Company’s effective income tax rate was 42.0% for the fourth quarter of 2007 compared to 40.9% for the fourth quarter of 2006. The higher effective tax rate in the fourth quarter of 2007 reflected a higher federal statutory rate as a result of the increased level of earnings as well as year end adjustments related to higher non-tax-deductible expenses on incentive based stock option awards and deferred taxes.

At December 31, 2007, we had $14.8 million of cash and short-term investments and $11.0 million of our $15.0 million line of credit was unused. The remaining $4.0 million was issued as a standby letter of credit providing collateral for financial assurance policies for future closure and post-closure obligations.

“We closed out 2007 with strong quarterly earnings, allowing us to deliver record revenue and operating income for the year,” commented President and Chief Executive Officer Stephen Romano.

Fiscal Year 2007 Results

Net income for the year ended December 31, 2007 was $19.4 million, or $1.06 per diluted share, up 22% from net income of $15.9 million, or $0.87 per diluted share, earned for the year ended December 31, 2006. This exceeded previous Company guidance of $1.02 to $1.05 per diluted share. Operating income for 2007 was $30.9 million, up 26% from operating income of $24.5 million for 2006.

Revenue for 2007 was $165.5 million, up 42% from revenue of $116.8 million in 2006. This growth reflects higher revenue at our Idaho, Nevada, and Texas operations, including increased revenue from bundled rail transportation and disposal contracts at our Idaho facility.

Disposal volumes in 2007 climbed to a record 1.1 million tons, driving gross profit to $45.5 million for 2007, up 24% from $36.6 million of gross profit in 2006. All four operating facilities increased disposal volumes over 2006, reflecting growth in multiple service lines.

Direct operating costs for 2007 were $120.0 million, up from $80.2 million for 2006. This reflects higher rail and truck transportation expenses on higher waste volumes, higher variable costs for waste treatment additives, disposal cell amortization, labor and benefits and equipment maintenance.

SG&A expenses for the year ended December 31, 2007 were $14.6 million, or 9% of revenue, as compared to $12.8 million, or 11% of revenue, for the year ended December 31, 2006.

Other income was $851,000 for the year ended December 31, 2007 consisting primarily of interest income and royalty income. In 2006, other income was $1.4 million which included interest income, reimbursement of legal fees from a prior year insurance litigation matter and a gain on sale of excess property.

2008 Earnings Guidance

Management projects earnings of $1.17 to $1.23 per diluted share for 2008, with operating income projected to grow 12% to 18% over 2007. The Company expects its effective annual tax rate to be 39.2% in 2008.

For 2008, capital expenditures are planned in the range of $11 to $12 million, a reduction from 2007 capital expenditures of approximately $15 million. Capital spending in 2008 will be devoted primarily to the construction of additional disposal space at our Texas and Nevada facilities and the introduction of thermal treatment and recycling services at our Texas facility.

“In 2007, we completed a three year, $55 million infrastructure expansion capital campaign to increase waste throughput capacity,” Romano commented. “We believe these past infrastructure investments combined with the introduction of thermal treatment and recycling services at our Texas facility will provide a sold platform for double digit operating income growth in 2008.”

2008 Dividend Plan

On January 2, 2008 the Company declared a $0.15 per common share quarterly dividend for stockholders of record on January 11, 2008. This $2.7 million dividend was paid on January 18, 2008 using cash on hand. The Company’s Board of Directors intends to pay a $0.15 per common share quarterly dividend for the balance of 2008, subject to satisfying applicable bank covenants.

Conference Call

American Ecology will hold an investor conference call on Thursday, February 7, 2008 at 11 a.m. Eastern Standard Time (9:00 a.m. Mountain Standard Time) to discuss these results, its current financial position and its 2008 business outlook. Questions will be invited after management’s presentation. Interested parties can join the conference call by dialing (888) 447-1569 or (706) 679-7948 and using the passcode 33068151. The conference call will also be broadcast live on our website at www.americanecology.com. An audio replay will be available through February 15, 2008 by calling (800) 642-1687 or (706)-645-9291 and using the passcode 33068151. The replay will also be accessible on our website at www.americanecology.com.

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About American Ecology Corporation
American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as steel mills, medical and academic institutions, refineries, chemical manufacturing facilities and the nuclear power industry. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will meet its 2008 earnings estimates, successfully execute its growth strategy, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to American Ecology Corporation’s December 31, 2006 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include loss of key personnel, compliance with and changes to applicable laws and regulations, lawsuits, access to insurance and other financial assurances, implementation of new technologies, loss of a major customer, incidents that could limit or suspend specific operations, access to cost effective transportation services, our ability to perform under required contracts, significant stock sales and the effect on the price of our common stock and our willingness or ability to pay dividends.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of American Ecology Corporation.

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenue	$45,862	$37,928	$165,520	$116,838
Transportation costs	23,460	18,630	79,326	47,829
Other direct operating costs	10,324	9,851	40,681	32,420

Gross profit	12,078	9,447	45,513	36,589

Selling, general and administrative expenses	3,937	3,389	14,646	12,835
Business interruption insurance claim	—	—	—	(704)

Operating income	8,141	6,058	30,867	24,458

Other income (expense):
Interest income	182	223	732	831
Interest expense	(1)	—	(3)	(8)
Other	60	129	122	587

Total other income	241	352	851	1,410

Income before income taxes	8,382	6,410	31,718	25,868
Income tax expense	3,523	2,620	12,322	9,979

Net income	$4,859	$3,790	$19,396	$15,889

Earnings per share:
Basic	$0.27	$0.21	$1.06	$0.88
Diluted	$0.27	$0.21	$1.06	$0.87

Shares used in earnings per share calculation:
Basic	18,223	18,146	18,217	18,071
Diluted	18,262	18,226	18,257	18,202

Dividends paid per share	$0.15	$0.15	$0.60	$0.60

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2007	December 31,
	(unaudited)	2006
Assets

Current Assets:
Cash and cash equivalents	$12,563	$3,775
Short-term investments	2,209	6,120
Receivables, net	29,422	27,692
Prepaid expenses and other current assets	3,034	2,639
Income tax receivable	994	650
Deferred income taxes	667	2,166

Total current assets	48,889	43,042

Property and equipment, net	63,306	55,460
Restricted cash	4,881	4,691
Deferred income taxes	—	848

Total assets	$117,076	$104,041

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$4,861	$6,866
Deferred revenue	4,491	3,612
Accrued liabilities	6,236	3,544
Accrued salaries and benefits	2,613	1,943
Customer advances	31	1,866
Current portion of closure and post-closure obligations	803	656
Current portion of long-term debt	8	6

Total current liabilities	19,043	18,493

Long-term closure and post-closure obligations	14,331	12,160
Long-term debt	27	24
Deferred income taxes	577	—
Other long-term liabilities	—	9

Total liabilities	33,978	30,686

Contingencies and commitments

Stockholders’ Equity
Common stock	182	182
Additional paid-in capital	58,816	57,532
Retained earnings	24,100	15,641

Total stockholders’ equity	83,098	73,355

Total liabilities and stockholders’ equity	$117,076	$104,041

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	For the Year Ended December 31,
	2007	2006
Cash Flows From Operating Activities:
Net income	$19,396	$15,889
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	10,009	8,093
Deferred income taxes	2,924	6,721
Stock-based compensation expense	743	392
Accretion of interest income	(158)	(333)
Net gain on sale of property and equipment	(26)	(167)
Changes in assets and liabilities:
Receivables	(1,730)	(13,962)
Income tax receivable	(344)	598
Other assets	(395)	1,207
Accounts payable and accrued liabilities	(659)	1,581
Deferred revenue	879	2,351
Accrued salaries and benefits	670	(606)
Closure and post-closure obligations	(659)	(1,051)

Net cash provided by operating activities	30,650	20,713

Cash Flows From Investing Activities:
Purchases of short-term investments	(24,901)	(32,482)
Purchases of property and equipment	(15,430)	(19,758)
Restricted cash	(190)	(4,607)
Maturities of short-term investments	28,970	42,909
Proceeds from sale of property and equipment	92	175

Net cash used in investing activities	(11,459)	(13,763)

Cash Flows From Financing Activities:
Dividends paid	(10,937)	(10,817)
Proceeds from stock option exercises	328	2,003
Tax benefit of common stock options	213	2,002
Other	(7)	(4)

Net cash used in financing activities	(10,403)	(6,816)

Increase in cash and cash equivalents	8,788	134

Cash and cash equivalents at beginning of period	3,775	3,641

Cash and cash equivalents at end of period	$12,563	$3,775